Exhibit 4.3
EXECUTION VERSION
AMBASSADORS INTERNATIONAL, INC.
3.75% CONVERTIBLE SENIOR NOTES

FIRST SUPPLEMENTAL INDENTURE
DATED AS OF NOVEMBER 13, 2009

WELLS FARGO BANK, NATIONAL ASSOCIATION
AS TRUSTEE

FIRST SUPPLEMENTAL INDENTURE, dated as of November 13, 2009 (this “Supplemental Indenture”), between Ambassadors International, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the “Company”), and Wells Fargo Bank, National Association, a national banking association organized and existing under the laws of the United States, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company and the Trustee have entered into that certain Indenture, dated as of April 3, 2007 (the “Indenture”), providing for the issuance of 3.75% Convertible Senior Notes due 2027 (the “Securities”);
WHEREAS, the Company issued $97 million aggregate principal amount of the Securities;
WHEREAS, Section 8.2 of the Indenture provides that, with the written consent of the holders of not less than a majority in aggregate principal amount of the outstanding Securities, the Company and the Trustee may enter into a supplemental indenture amending the Indenture, subject to certain exceptions;
WHEREAS, the Company desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 8.2 of the Indenture;
WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the board of directors of the Company;
WHEREAS, the Company has received the consent of the Holders of at least a majority in aggregate principal amount of the outstanding Securities and has satisfied all other conditions precedent and covenants, if any, provided for in the Indenture to enable the Company and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 1.2 of the Indenture; and
WHEREAS, the Company has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Sections 1.2 and 8.3 of the Indenture.
NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Securities, as follows:
ARTICLE I
AMENDMENTS TO INDENTURE
SECTION 1.1 Deletion of Definitions and Related References.
Section 1.01 of the Indenture is hereby amended to delete in its entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Section 1.2 of this Supplemental Indenture.
SECTION 1.2 Amendments to the Indenture.
The Indenture is hereby amended by deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:
clauses (3), (5), (6), (7) and (8) of Section 5.1 (Events of Default);
Section 7.1 (Company May Consolidate, Etc. Only on Certain Terms);
Section 10.2 (Maintenance of Offices or Agencies);
Section 10.4 (Existence);
Section 10.5 (Payment of Taxes and Other Claims); and
Section 10.6 (Statement by Officers as to Default).

ARTICLE II
MISCELLANEOUS PROVISIONS
SECTION 2.1 Indenture.
Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. The Trustee hereby agrees to make an appropriate notation on each Global Security and in its records to the effect that the Indenture has been amended pursuant to the amendments contained in this Supplemental Indenture. Subject to Section 1.13 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.
SECTION 2.2 Separability Clause.
In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
SECTION 2.3 Capitalized Terms.
Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.
SECTION 2.4 Effect of Headings.
The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.
SECTION 2.5 Trustee Not Responsible for Recitals.
The recitals contained herein shall be taken as the statements of the Company, and neither the Trustee nor any Agent, assumes any responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.
SECTION 2.6 Certain Duties and Responsibilities of the Trustee.
In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
SECTION 2.7 Governing Law.
THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 2.8 Counterparts.
This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
SECTION 2.9 Successors and Assigns.
All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not. All covenants and agreements in this Supplemental Indenture by the Trustee shall bind its successors and assigns, whether so expressed or not.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year written above.

THE COMPANY: AMBASSADORS INTERNATIONAL, INC.
By:	/s/ Arthur A. Rodney
	Name:	Arthur A. Rodney
	Title:	Chief Executive Officer

Signature Page to First Supplemental Indenture

THE TRUSTEE: WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Maddy Hall
	Name:	Maddy Hall
	Title:	Vice President

Signature Page to First Supplemental Indenture